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INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Heuristic Development Group, Inc.
Manhattan Beach, California


We have audited the accompanying balance sheet of Heuristic Development Group, Inc. (a development stage company) as of December 31, 1997, and the related statements of operations, changes in stockholders' equity (capital deficiency) and cash flows for each of the years in the two-year period then ended and for the period from July 20, 1994 (inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards required that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements enumerated above present fairly, in all material respects, the financial position of Heuristic Development Group, Inc. at December 31, 1997 and the results of its operations and cash flows for each of the years in the two-year period then ended and for the period from July 20, 1994 (inception) through December 31, 1997 in conformity with generally accepted accounting principles.


Richard A. Eisner & Company, LLP

New York, New York
February 4, 1998